EXHIBIT 99.1

Bion Files Patent on Process to Recover Nitrogen Fertilizer from Waste

September 17, 2015. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of advanced livestock waste treatment technology, announced that it has filed a new patent application for a process that recovers a nitrogen-rich, natural, non-synthetic fertilizer product from a livestock waste stream.

The product is produced by Bion’s next-generation livestock waste treatment technology platform without the use of chemical additives. Bion has retained consultants and is preparing a filing with the Organic Materials Review Institute (OMRI) for product certification as a natural non-synthetic that can be used in organic production.

The fertilizer contains 12 to 15 percent nitrogen in a solid crystalline form that is water soluble and provides readily-available nitrogen. It contains none of the other salt, iron and mineral constituents of the livestock waste stream, and it is in an industry-standard form that can be precision-applied to crops using existing equipment.

Bion believes that the product has broad applications in the world of organic production, due to its high concentration of nitrogen that is readily available and water soluble. As a solid, the product can be pelletized and cost-effectively transported. Based on initial market assessments, Bion projects that the product will have market applicability in crop production, horticulture, greenhouse and hydroponic production, and potentially in the retail markets. Successful OMRI approval for the product’s use in organic crop production will provide Bion with access to a higher value market for the product than the synthetic nitrogen markets.

Craig Scott, Bion’s communications director, stated, “This product marks the first to be identified for broad commercialization as a result of our Separate and Aggregate Strategy that treats the livestock waste stream as a source of assets to be recovered and refined. We will continue to identify and develop opportunities to capture value from the waste stream in the form of commercial products, including various forms of renewable energy, fertilizer products, soil amendments, and potentially feed additives.”

Mr. Scott added, “By isolating the volatile nitrogen and incorporating it into a solid state that will be water soluble and therefore readily available, it can now be precision-applied more effectively and efficiently than broadcasting manure. Besides the economic implications for Bion, the livestock producer and the agriculture industry, this is especially important in the many watersheds in the U.S. where land-application of livestock waste contributes to excess nutrient runoff and harmful algal blooms.”

Established in 1990, Bion’s Environmental Technologies’ patented, next-generation technology provides comprehensive treatment of livestock waste that achieves substantial reductions in nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides in the waste stream. Nutrients and renewable energy can now be recovered in the form of valuable by-products, providing substantially improved resource and operational efficiencies. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Director of Communications

303-843-6191 direct